UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20449

                                    FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number: 1-9813

                                GENENTECH, INC.
             (Exact name of registrant as specified in its charter)

                                   1 DNA Way
                         South San Francisco, CA 94080
                                 (650) 225-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Callable Putable Common Stock, Par Value $.02 Per Share (Title of each class of securities covered by this Form)

                                      None
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       |X|           Rule 12h-3(b)(1)(i)       |X|
     Rule 12g-4(a)(1)(ii)      |_|           Rule 12h-3(b)(1)(ii)      |_|
     Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(i)       |_|
     Rule 12g-4(a)(2)(ii)      |_|           Rule 12h-3(b)(2)(ii)      |_|
                                             Rule 15d-6                |_|

  Approximate number of holders of record as of the certification or notice date: None

  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Genentech, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    GENENTECH, INC.


Date: June 16, 1999                 By: /s/  Stephen G. Juelsgaard
                                       ----------------------------------------
                                       Name:  Stephen G. Juelsgaard
                                       Title: Senior Vice President,
                                              General Counsel and Secretary